Overview The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Funds: iShares ® Silver Trust and VanEck ® Gold Miners ETF Pricing Date: December 22, 2025 Final Review Date: December 22, 2028 Maturity Date: December 28, 2028 Review Dates: Annual Barrier Amount: With respect to each Fund, 65.00% of its Initial Value CUSIP: 48136LS26 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48136LS26/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $930.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose a significant portion or all of your principal at maturity. Any payment on the notes is subject to the credit ri sk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing price of one share of each Fund on any Review Date is greater than or equal to its applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of either Fund is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Fund Return) If the notes have not been automatically called and the Final Value of either Fund is less than its Barrier Amount, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity ** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 3y Auto Callable Review Notes linked to SLV/GDX North America Structured Investments Total Return at Final Review Date Total Return at Second Review Date Total Return at First Review Date Lesser Performing Fund Return at Review Date 79.50% 53.00% 26.50% 80.00% 79.50% 53.00% 26.50% 40.00% 79.50% 53.00% 26.50% 20.00% 79.50% 53.00% 26.50% 10.00% 79.50% 53.00% 26.50% 0.00% 79.50% 53.00% N/A - 2.50% 79.50% 53.00% N/A - 5.00% 79.50% N/A N/A - 10.00% 0.00% N/A N/A - 10.01% 0.00% N/A N/A - 20.00% 0.00 % N/A N/A - 30.00% 0.00% N/A N/A - 35.00% - 35.01% N/A N/A - 35.01% - 40.00% N/A N/A - 40.00% - 60.00% N/A N/A - 60.00% - 80.00% N/A N/A - 80.00% - 100.00% N/A N/A - 100.00% * In each case, to be determined on the Pricing Date, but not less than the minimum Call Premium, as applicable. ** Reflects a Call Premium of 26.50% per annum and the applicable Call Values listed in the table to the left. The Call Premium will be determined on the Pricing Date and will not be less than 26.50% per annum. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement . Call Premium* Call Value Review Date At least 26.50% 100.00% of the Initial Value First At least 53.00% 95.00% of the Initial Value Second At least 79.50% 90.00% of the Initial Value Final

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • You are exposed to the risk of decline in the price of one share of each Fund. • Your payment at maturity will be determined by the Lesser Performing Fund. • The benefit provided by the Barrier Amount may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • The iShares ® Silver Trust is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended. • The performance and market value of each Fund, particularly during periods of market volatility, may not correlate with the performance of that Fund’s Underlying Commodity or Underlying Index, as applicable, as well as the net asset value per share. • The notes are subject to the risks associated with silver with respect to the iShares ® Silver Trust. • There are risks relating to commodities trading on the London Bullion Market Association with respect to the iShares ® Silver Trust. • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • The VanEck ® Gold Miners ETF is subject to management risk. • The notes are subject to the risks associated with the gold and silver mining industries with respect to the VanEck ® Gold Miners ETF. • The notes are subject to the risks associated with non - U.S. securities with respect to the VanEck ® Gold Miners ETF. • The notes are subject to currency exchange risk with respect to the VanEck ® Gold Miners ETF. • The VanEck ® Gold Miners ETF has recently transitioned to tracking a new Underlying Index, which differs from the prior Underlying Index in important ways. • The anti - dilution protection for the Funds is limited. Selected Risks (continued) • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 3y Auto Callable Review Notes linked to SLV/GDX The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.